Exhibit 99.1

NEWS RELEASE

Media Contact: Lilly Ackley, ackleyl@magellanhealth.com, (860) 507-1923

Investor Contact: Darren Lehrich, lehrichd@magellanhealth.com, (860) 507-1814

Magellan Health Reports 2020 Financial Results

PHOENIX – February 26, 2021 – Magellan Health, Inc. (NASDAQ: MGLN) today announced financial results for the fourth quarter and the year ended December 31, 2020, as summarized below:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(In millions, except per share amounts)
Continuing Operations	2020	2019	Chg	2020	2019	Chg
Net revenue	$1,185.0	$1,133.8	4.5%	$4,577.5	$4,565.6	0.3%
Net (loss) income	$(24.7)	$9.5	NM	$4.0	$12.6	(67.9)%
Segment profit [1]	$11.3	$55.9	(79.8)%	$144.0	$185.8	(22.5)%
Adjusted net income (loss) [1]	$(9.8)	$16.5	NM	$19.6	$36.7	(46.6)%
Earnings (loss) per share	$(0.96)	$0.38	NM	$0.16	$0.51	(68.6)%
Adjusted earnings (loss) per share [1]	$(0.38)	$0.66	NM	$0.77	$1.49	(48.3)%

[1] Refer to the Basis of Presentation for a discussion of non-GAAP financial measures.

NM = "not meaningful"

Full Year 2020 Highlights and Other Recent Developments:

•	Full year 2020 net revenue from continuing operations increased 0.3% to $4.6 billion as compared to 2019.
•

Full year 2020 net income from continuing operations was $4.0 million as compared to $12.6 million for 2019. Net income was impacted by non-cash special charges related to a reduced real estate footprint and severance, higher discretionary benefits, and new contract implementation costs, partially offset by a deferred tax benefit realized from the sale of the Magellan Complete Care Business (the “MCC Business”) to Molina Healthcare, Inc. (“Molina”).

•	Full year 2020 adjusted net income and adjusted earnings per share were $19.6 million and $0.77 as compared to $36.7 million and $1.49, respectively, for 2019.
•	On December 22, 2020, the Company announced the acquisition of a majority interest in Bayless Integrated Healthcare, a leading integrated behavioral and primary care provider in Arizona.
•

On December 31, 2020 the Company completed the sale of the MCC Business to Molina for cash in the amount of $850 million plus closing adjustments of $158 million (subject to post-closing adjustments, if any), and the assumption by Molina of liabilities of the MCC Business. The Company recorded a pre-tax gain of $348.1 million from the sale in discontinued operations.

•

On January 4, 2021 the Company and Centene Corporation announced that they have entered into a definitive merger agreement under which Centene will acquire Magellan Health for $95 per share in cash for a total enterprise value of $2.2 billion. The transaction is expected to be completed in the second half of 2021, subject to customary regulatory and shareholder approvals.

•

On January 13, 2021 the Company led a Series B financing in NeuroFlow, a digital health company combining workflow automation, consumer engagement solutions, and applied AI to promote behavioral health integration in all care settings.

“I am proud of our accomplishments in 2020, and I am grateful for all of our Magellan Health associates for how well they adapted to an environment dominated by the COVID-19 pandemic. During 2020, we remained focused on delivering on our commitments to members, customers and shareholders, while also making significant progress to rationalize our cost structure and advance our innovation and growth initiatives. Through the successful transition of the MCC Business to Molina on December, 31, 2020, we also achieved our goal to reposition Magellan’s business,” said Kenneth Fasola, chief executive officer, Magellan Health.

“On January 4, 2021, we announced that we entered into a definitive merger agreement under which Centene Corporation will acquire Magellan Health for $95 per share in cash. I am pleased with the energy and enthusiasm exhibited by both organizations about this transaction,” continued Fasola. “I expect Magellan to continue to have significant opportunities serving third-party customers and growing as a payer services business operating independently under Centene’s Health Care Enterprises division.”

Net Revenue

Net revenue from continuing operations was $4.58 billion for 2020, an increase of 0.3% compared to 2019 primarily due to growth in the Pharmacy Management segment, partially offset by a modest decline in the Healthcare segment.

Segment Profit

Segment profit from continuing operations was $144.0 million for 2020, compared to $185.8 million in 2019.

•

Healthcare segment profit was $135.2 million, representing a decrease of $9.0 million from 2019. This year-over-year decrease was primarily driven by net contract losses and higher discretionary benefits, partially off-set by lower utilization.

•

Pharmacy Management segment profit was $85.4 million, representing a decrease of $25.1 million from 2019. This year-over-year decrease was primarily driven by start-up costs associated with the Medi-Cal PBA contract, lower PBM gross margin and higher discretionary benefits, partially off-set by strong results from specialty pharmacy operations.

•

Corporate segment costs inclusive of eliminations, but excluding stock compensation expense, totaled $76.6 million, as compared to $68.8 million in 2019. This increase was primarily driven by transaction related expenses and increased discretionary compensation.

Other Items

The Company recorded a special charge of $34.1 million during 2020 primarily associated with non-cash lease termination and abandonment costs for planned reductions to the Company’s real estate footprint and severance related to the transformation operational initiatives.

Income from discontinued operations, net of tax, for 2020 was $378.3 million, as compared to $43.3 million during 2019. This increase was primarily driven by a $348.1 million gain realized on the sale of the MCC Business to Molina and lower utilization trends due to COVID-19.

Cash Flow & Balance Sheet

Cash flow provided by operations from continuing operations for the year ended December 31, 2020, was $179.5 million, as compared to $183.6 million for the year ended December 31, 2019.

As of December 31, 2020, the Company’s unrestricted cash and investments totaled $1,148.8 million, as compared to $81.1 million at December 31, 2019. This increase is largely due to the receipt of proceeds from the sale of the MCC Business to Molina. Approximately $35.0 million of the unrestricted cash and investments at December 31, 2020 is related to excess capital and undistributed earnings held at regulated entities of continuing operations.

Earnings Conference Call

Due to the pending transaction with Centene, the Company is not hosting a conference call in conjunction with its 2020 earnings release and does not expect to do so in future quarters. Please direct any questions regarding this earnings release to Magellan’s Investor Relations or Media contacts.

Basis of Presentation

In addition to results determined under Generally Accepted Accounting Principles (GAAP), Magellan provides certain non-GAAP financial measures that management believes are useful in assessing the Company’s performance. Following is a description of these important non-GAAP measures.

Segment profit is equal to net revenue less the sum of cost of care, cost of goods sold, direct service costs and other operating expenses, and includes income from unconsolidated subsidiaries, but excludes segment profit or loss from non-controlling interests held by other parties, stock compensation expense, special charges or benefits, as well as changes in the fair value of contingent consideration recorded in relation to acquisitions.

Adjusted net income and adjusted earnings per share reflect certain adjustments made for acquisitions to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, changes in the fair value of contingent consideration, amortization of identified acquisition intangibles, as well as impairment of identified acquisition intangibles, special charges, and any impact related to the sale of MCC.

Included in the tables issued with this press release are the reconciliations from GAAP measures to the corresponding non-GAAP measures.

MCC Business Reflected as Discontinued Operations

Due to the sale of the MCC Business to Molina, the consolidated financial statements for all periods presented reflect the MCC Business as discontinued operations.

About Magellan Health: Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan supports innovative ways of accessing better health through technology, while remaining focused on the critical personal relationships that are necessary to achieve a healthy, vibrant life. Magellan's customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Forward-Looking Statements

This press release include statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Important proposed merger-related and other risk factors that may cause such differences include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger; (ii) the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain the Company stockholder approval and regulatory approvals; (iii) the announcement and pendency of the proposed merger may disrupt the Company’s business operations (including the threatened or actual loss of employees, customers or suppliers); and (iv) the Company could experience financial or other setbacks if the transaction encounters unanticipated problems. Other important factors that could cause actual results to differ materially from those expressed or implied include the effectiveness of business continuity plans during, and the risks associated with, the COVID-19 pandemic; termination or non-renewal of customer contracts; changes in rates paid to and/or by the Company by customers and/or providers; our ability to develop and maintain satisfactory relationships with providers; higher utilization of healthcare services by the Company’s members; risks and uncertainties associated with the pharmacy benefits management industry; costs to maintain or upgrade our information technology and other business systems and the effectiveness and security of such systems; cyberattacks, other privacy/data security incidents, and/or our failure to comply with related regulations; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; impairment of our goodwill and intangible assets; the impact of new or amended laws or regulations; costs and other liabilities associated with litigation, government investigations, audits or reviews; competition; operational issues; healthcare reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the Securities and Exchange Commission later today, and subsequent reports on Forms 10-Q and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2019	December 31, 2020
ASSETS

Current Assets:
Cash and cash equivalents	$115,752	$1,144,450
Accounts receivable, net	680,569	743,502
Short-term investments	98,797	140,847
Pharmaceutical inventory	44,962	43,334
Other current assets	69,687	84,264
Current portion of assets held for sale	663,276	—
Total Current Assets	1,673,043	2,156,397
Property and equipment, net	131,712	136,739
Long-term investments	2,864	2,612
Deferred income taxes	1,840	1,842
Other long-term assets	58,905	108,797
Goodwill	806,421	873,779
Other intangible assets, net	81,675	79,689
Assets held for sale, less current portion	335,713	—
Total Assets	$3,092,173	$3,359,855

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$83,790	$137,380
Accrued liabilities	191,854	354,906
Medical claims payable	128,114	111,851
Other medical liabilities	92,915	126,921
Current debt, finance lease and deferred financing obligations	3,491	6,521
Current portion of liabilities held for sale	409,983	—
Total Current Liabilities	910,147	737,579
Long-term debt, finance lease and deferred financing obligations	679,125	631,855
Deferred income taxes	1,971	7,102
Tax contingencies	9,453	11,002
Deferred credits and other long-term liabilities	56,393	69,283
Liabilities held for sale, less current portion	37,301	—
Total Liabilities	1,694,390	1,456,821
Redeemable non-controlling interest	—	33,062
Stockholders’ Equity:
Ordinary common stock	543	555
Additional paid-in capital	1,386,616	1,477,219
Retained earnings	1,475,207	1,857,130
Accumulated other comprehensive income (loss)	144	(205)
Ordinary common stock in treasury, at cost	(1,464,727)	(1,464,727)
Total Stockholders’ Equity	1,397,783	1,869,972
Total Liabilities and Stockholders’ Equity	$3,092,173	$3,359,855

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2020	2019	2020
	(unaudited)	(unaudited)
Net revenue:
Managed care and other	$580,544	$579,454	$2,346,935	$2,250,021
PBM	553,231	605,506	2,218,678	2,327,510
Total net revenue	1,133,775	1,184,960	4,565,613	4,577,531

Costs and expenses:
Cost of care	367,819	362,478	1,543,524	1,397,855
Cost of goods sold	507,917	559,140	2,059,285	2,180,717
Direct service costs and other operating expenses (1)	207,616	259,401	801,667	880,168
Depreciation and amortization	27,869	26,411	110,367	98,387
Interest expense	8,826	6,626	35,868	30,865
Interest and other income	(1,578)	(1,935)	(6,857)	(4,054)
Special charges	—	9,170	—	34,078
Total costs and expenses	1,118,469	1,221,291	4,543,854	4,618,016
Income (loss) from continuing operations before income taxes	15,306	(36,331)	21,759	(40,485)
Provision (benefit) for income taxes	5,854	(11,635)	9,162	(44,531)
Net income (loss) from continuing operations	9,452	(24,696)	12,597	4,046
Income from discontinued operations, net of tax	11,132	293,629	43,305	378,289
Net Income	$20,584	$268,933	$55,902	$382,335

Weighted average number of common shares outstanding — basic	24,491	25,781	24,243	25,255
Weighted average number of common shares outstanding — diluted	24,905	25,781	24,563	25,532

Net income (loss) per common share — basic
Continuing operations	$0.39	$(0.96)	$0.52	$0.16
Discontinued operations	0.45	11.39	1.79	14.98
Consolidated operations	$0.84	$10.43	$2.31	$15.14
Net income (loss) per common share — diluted
Continuing operations	$0.38	$(0.96)	$0.51	$0.16
Discontinued operations	0.45	11.39	1.76	14.82
Consolidated operations	$0.83	$10.43	$2.27	$14.98

Net income	$20,584	$268,933	$55,902	$382,335
Other comprehensive income:
Unrealized (loss) gain on available-for-sale securities (2)	(173)	(326)	468	(349)
Comprehensive income	$20,411	$268,607	$56,370	$381,986

(1) Includes stock compensation expense of $5,462 and $7,342 for the three months ended December 31, 2019 and 2020, respectively, and $24,673 and $25,172 for the years ended December 31, 2019 and 2020, respectively.

(2) Net of income tax (benefit) provision of $(51) and $(116) for the three months ended December 31, 2019 and 2020, respectively, and $150 and $(124) for the years ended December 31, 2019 and 2020, respectively.

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31,
	2019	2020
Cash flows from operating activities:
Net income	$55,902	$382,335
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	131,509	118,745
Special charges	—	34,078
Gain on sale of MCC	—	(348,145)
Non-cash interest expense	1,537	1,652
Non-cash stock compensation expense	25,501	25,450
Non-cash income tax provision (benefit)	7,052	(10,435)
Non-cash (amortization) accretion on investments	(433)	4,282
Changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable, net	(133,999)	17,078
Pharmaceutical inventory	(4,144)	1,628
Other assets	19,492	(48,328)
Accounts payable and accrued liabilities	56,843	225,055
Medical claims payable and other medical liabilities	(28,969)	44,449
Contingent consideration	(3,877)	—
Tax contingencies	(1,352)	(3,075)
Deferred credits and other long-term liabilities	(10,668)	6,361
Other	1,452	(369)
Net cash provided by operating activities	115,846	450,761
Net cash (used in) provided by operating activities from discontinued operations	(67,768)	271,256
Net cash provided by operating activities from continuing operations	183,614	179,505

Cash flows from investing activities:
Capital expenditures	(60,402)	(75,480)
Acquisitions and investments in businesses, net of cash acquired	(727)	(100,604)
Sale of MCC	—	1,013,828
Purchases of investments	(514,324)	(804,150)
Proceeds from maturities and sales of investments	555,960	645,345
Net cash (used in) provided by investing activities	(19,493)	678,939
Net cash provided by (used in) investing activities from discontinued operations	41,830	(119,017)
Net cash (used in) provided by investing activities from continuing operations	(61,323)	797,956

Cash flows from financing activities:
Proceeds from borrowings on revolving line of credit	—	80,000
Payments to acquire treasury stock	(4,125)	—
Proceeds from exercise of stock options	32,708	64,167
Payments on debt, finance lease and deferred financing obligations	(67,511)	(131,667)
Payments on contingent consideration	(6,247)	—
Other	1,763	637
Net cash (used in) provided by financing activities	(43,412)	13,137
Net cash provided by (used in) financing activities from discontinued operations	50,050	(38,100)
Net cash (used in) provided by financing activities from continuing operations	(93,462)	51,237

Net increase in cash and cash equivalents	28,829	1,028,698
Cash and cash equivalents at beginning of period	86,923	115,752
Cash and cash equivalents at end of period	$115,752	$1,144,450

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONTINUING OPERATIONS RESULTS BY BUSINESS SEGMENT

(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2020	2019	2020
	(unaudited)	(unaudited)
Healthcare
Managed care and other revenue	$507,774	$500,491	$2,082,088	$1,959,869
Cost of care	(367,819)	(362,478)	(1,543,524)	(1,397,855)
Direct service costs and other	(104,166)	(122,727)	(402,006)	(433,723)
Stock compensation expense (1)	1,864	2,180	7,639	6,876
Healthcare segment profit	37,653	17,466	144,197	135,167

Pharmacy Management
Managed care and other revenue	72,928	79,171	265,439	290,855
PBM revenue	558,168	610,927	2,236,829	2,347,446
Cost of goods sold	(512,599)	(564,294)	(2,076,509)	(2,199,674)
Direct service costs and other	(84,909)	(108,010)	(323,162)	(360,970)
Stock compensation expense (1)	2,369	2,062	7,834	7,723
Pharmacy Management segment profit	35,957	19,856	110,431	85,380

Corporate and Elimination (2)
Managed care and other revenue	(158)	(208)	(592)	(703)
PBM revenue	(4,937)	(5,421)	(18,151)	(19,936)
Cost of goods sold	4,682	5,154	17,224	18,957
Direct service costs and other	(18,541)	(28,664)	(76,499)	(85,475)
Stock compensation expense (1)	1,229	3,099	9,200	10,573
Corporate and Elimination	(17,725)	(26,040)	(68,818)	(76,584)

Consolidated
Managed care and other revenue	580,544	579,454	2,346,935	2,250,021
PBM revenue	553,231	605,506	2,218,678	2,327,510
Cost of care	(367,819)	(362,478)	(1,543,524)	(1,397,855)
Cost of goods sold	(507,917)	(559,140)	(2,059,285)	(2,180,717)
Direct service costs and other	(207,616)	(259,401)	(801,667)	(880,168)
Stock compensation expense (1)	5,462	7,341	24,673	25,172
Segment profit from continuing operations	$55,885	$11,282	$185,810	$143,963

Reconciliation of income from continuing before income taxes (GAAP) to segment profit (non-GAAP):
Income from continuing operations before income taxes	$15,306	$(36,331)	$21,759	$(40,485)
Stock compensation expense	5,462	7,341	24,673	25,172
Depreciation and amortization	27,869	26,411	110,367	98,387
Interest expense	8,826	6,626	35,868	30,865
Interest and other income	(1,578)	(1,935)	(6,857)	(4,054)
Special charges	—	9,170	—	34,078
Segment profit from continuing operations	$55,885	$11,282	$185,810	$143,963

(1) Stock compensation expense, changes in the fair value of contingent consideration recorded in relation to acquisitions and impairment of intangible assets are included in direct service costs and other operating expenses; however, these amounts are excluded from the computation of segment profit.

(2) Pharmacy Management provides pharmacy benefits management for certain Healthcare customers, and the Company’s employees covered under its medical plan. As such, revenue, cost of goods sold and direct service costs and other related to these arrangements are eliminated.

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2020	2019	2020
	(unaudited)	(unaudited)

Net income (loss) from continuing operations	$9,452	$(24,696)	$12,597	$4,046
Adjustments
Amortization of acquired intangibles	9,750	10,610	33,002	39,793
Special charges	—	9,170	—	34,078
Tax impact	(2,689)	(5,077)	(8,874)	(19,465)
Nonrecurring tax benefit - divestiture	—	153	—	(38,859)
Adjusted net income (loss) from continuing operations	$16,513	$(9,840)	$36,725	$19,593

Net income (loss) per common share attributable to Magellan —Diluted	$0.38	$(0.96)	$0.51	$0.16
Adjustments
Amortization of acquired intangibles	0.39	0.41	1.34	1.56
Special charges	—	0.36	—	1.33
Tax impact	(0.11)	(0.20)	(0.36)	(0.76)
Nonrecurring tax benefit - divestiture	—	0.01	—	(1.52)
Adjusted earnings (loss) per share	$0.66	$(0.38)	$1.49	$0.77

(MGLN-GEN)

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